EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to The PMI Group, Inc. Officer Deferred Compensation Plan and The PMI Group, Inc. Directors’ Deferred Compensation Plan of our report dated January 21, 2002, with respect to the consolidated financial statements and schedules of The PMI Group, Inc. included and incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Los Angeles, California
January 22, 2003